Exhibit (a)(1)

[LUXOTTICA GROUP S.p.A. LOGO]

LUXOTTICA GROUP S.p.A.

OFFER TO REASSIGN SHARE OPTIONS

YOUR RIGHT TO ELECT TO HAVE YOUR OPTIONS CANCELED

IN ORDER TO BE GRANTED NEW OPTIONS AND YOUR RIGHT
TO WITHDRAW SUCH ELECTION EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME,
ON JUNE 12, 2009, UNLESS EXTENDED.

Employees of Luxottica Group S.p.A. and its subsidiaries (“we,” “Luxottica” or the “Company”) who are resident in the United States (“U.S. employees”) may, at their option, tender certain of their outstanding options to purchase ordinary shares of the Company for cancellation in order to be granted new options on the terms described herein. Only the following options, referred to below as eligible options, will be eligible for cancellation in order to be granted new options: (1) outstanding options (such options, the “2006 Options”) granted in February 2006 (the “2006 Option Grant”) pursuant to the Luxottica Group S.p.A. 2001 Stock Option Plan (the “2001 Option Plan”); (2) outstanding options (such options, the “2007 Options”) granted in March 2007 (the “2007 Option Grant”) pursuant to the Luxottica Group S.p.A. 2006 Stock Option Plan (the “2006 Option Plan”); and (3) outstanding options (such options, the “2006 Performance Options”) granted in July 2006 under performance grants pursuant to the 2006 Option Plan (the “2006 Performance Option Grant;” each of the 2006 Option Grant, the 2007 Option Grant and the 2006 Performance Option Grant is referred to herein as an “Option Grant”).

In the case of the 2006 Options and the 2007 Options, the Company will reassign to the option holder new options (the “New Options”) exercisable for the same number of ordinary shares underlying the eligible options surrendered. In the case of the 2006 Performance Options, the Company will reassign to the option holder new options to purchase 0.5 ordinary shares (the “New Performance Options;” the New Options and the New Performance Options are referred to generally herein as “new options”) for each one ordinary share underlying the eligible options surrendered.  For purposes of calculating the number of New Performance Options to which holders of 2006 Performance Options are entitled, fractional ordinary shares subject to such New Performance Options will be rounded down to the nearest whole number of ordinary shares.

Pursuant to the 2001 Option Plan, the exercise price of the New Options will be equal to the greater of (1) the closing market price of our American Depositary Shares (“ADSs”) on the New York Stock Exchange (the “NYSE”) on the first business day immediately preceding the date of grant or (2) the average of the closing market price of the ADSs on the NYSE for each business day during the 30-day period ending on the date of grant.  Pursuant to the 2006 Option Plan, the exercise price of the New Performance Options will be equal to the higher of (1) the arithmetic average of the official market price of our ordinary shares on the Mercato Telematico Azionario della Borsa Italiana S.p.A. (the “Milan Stock Exchange” or “MTA”) during the month ending on the day prior to the date of grant or (2) the official market price of our ordinary shares on the MTA on the trading day immediately preceding the date of grant.  In either case, we will notify you by email to your Company email address of the definitive exercise price of the new options as promptly as practicable following the close of trading on the NYSE on the day on which this offer to reassign expires, but in any event prior to the expiration of the offer.

If you currently hold options that were issued in only one Option Grant and decide to participate in this offer to have your options canceled in order to be granted new options, you must surrender all of your eligible options for cancellation and each such option must be surrendered in full.  If you currently hold options that were issued in more than one Option Grant, you may, at your sole discretion, surrender for cancellation eligible options that were issued in one or more Option Grants.  However, if you decide to surrender options that were issued in any particular Option Grant, you must surrender for cancellation all eligible options that were issued in such Option Grant and each such option must be surrendered in full.

We expect to grant the new options on June 12, 2009, which is the date on which this offer expires.  If the expiration date of the offer is extended, the new option grant date also will be extended.  You will receive a grant of new options only if you are still employed by us on the date this offer expires and the new options are granted.

We are making this offer upon the terms and subject to the conditions described in the enclosed materials. This offer is not conditioned upon a minimum number of options being surrendered for cancellation.

See “Risks Related to this Offer to Reassign” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

To elect to have your eligible options canceled in order to be granted new options pursuant to this offer, you must, in accordance with the terms of the accompanying election form, properly complete and deliver the election form to Tom Larson by fax at (513) 492-6915 or by email at tlarson@luxotticaRetail.com. We must receive your properly completed election form at or before 11:59 p.m., Eastern Daylight Time, on June 12, 2009. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

Subject to our rights to extend, terminate and amend this offer, we will accept upon the expiration of this offer all properly tendered options that are not validly withdrawn and we will give notice of our acceptance as promptly as practicable thereafter. Upon our acceptance of the options you tender for cancellation, the surrendered options will be canceled and you will no longer have any right to purchase our ordinary shares under those options.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your outstanding options for cancellation in order to be granted new options through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

The date of this offer to reassign is May 15, 2009.

TABLE OF CONTENTS

SUMMARY TERM SHEET		4

RISKS RELATED TO THIS OFFER TO REASSIGN		8

THE OFFER		10

1.	NUMBER OF OPTIONS; EXPIRATION DATE	10

2.	PURPOSE OF THIS OFFER	11

3.	PROCEDURES FOR TENDERING OPTIONS	11

4.	CHANGE IN ELECTION	12

5.	ACCEPTANCE OF OPTIONS FOR CANCELLATION AND GRANT OF NEW OPTIONS	12

6.	CONDITIONS OF THIS OFFER	13

7.	PRICE RANGE OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES	14

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS	15

9.	INFORMATION ABOUT LUXOTTICA; SUMMARY FINANCIAL INFORMATION	18

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	20

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	20

12.	LEGAL MATTERS; REGULATORY APPROVALS	20

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	21

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT	21

15.	FEES AND EXPENSES	22

16.	ADDITIONAL INFORMATION	22

17.	MISCELLANEOUS	22

Summary Term Sheet

The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q.1.	What options are covered by this offer?

We are offering you the opportunity to tender for cancellation all of your outstanding options to purchase ordinary shares of the Company that were granted (1) in February 2006 pursuant to the 2001 Option Plan, (2) in March 2007 pursuant to the 2006 Option Plan and (3) in July 2006 under performance grants pursuant to the 2006 Option Plan, in each case in order to be granted new options.  This offer does not cover any other options issued by Luxottica.  In particular, this offer does not cover options granted pursuant to: (a) the Luxottica Group S.p.A. Performance Shares Plan; (b) the 2001 Option Plan in any year other than 2006; or (c) the 2006 Option Plan in any years other than 2006 or 2007. (See Section 1 — “Number of Options; Expiration Date”)

Q.2.	Why are we making this offer?

We are making this offer for compensatory purposes and to enhance the performance-oriented environment that we provide for our employees. All of the eligible options, whether or not they are currently exercisable, are, as a result of present market conditions and the financial crisis, currently significantly “underwater,” meaning that they have exercise prices that are significantly higher than the current market price of our ADSs as reported on the NYSE or of our ordinary shares as reported on the MTA, as applicable, which has undermined the performance incentives of these options. By making this offer we intend to enhance shareholder value by creating better performance incentives for, and thus increasing our retention of, our employees. (See Section 2 — “Purpose of This Offer”)

Q.3.	Are there conditions to this offer?

This offer is subject to a number of conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our ordinary shares and an acquisition proposal for Luxottica. These and various other conditions are more fully described in Section 6. If we terminate this offer prior to accepting and canceling your surrendered options, your options will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. This offer is not conditioned upon any minimum threshold number of options being surrendered for cancellation by eligible option holders. (See Section 6 — “Conditions of This Offer”)

Q.4.	What if I am not an employee of Luxottica on the date the offer expires and the new options are granted?

You will only receive a grant of new options in this offer if you are an employee of Luxottica on the date this offer expires and we grant the new options. If you are not an employee of Luxottica on the date this offer expires and the new options are granted, then your tendered options will not be accepted for cancellation and will remain outstanding until they are exercised or expire by their terms. Any options not accepted for cancellation will retain their current exercise price and current vesting schedule.  Participation in the offer does not confer upon you the right to remain in the employment or other service of Luxottica. (See Section 5 — “Acceptance of Options for Cancellation and Grant of New Options”)

Q.5.	How many new options will I receive for the options I surrender for cancellation?

In the case of the 2006 Options and the 2007 Options, the Company will reassign to the option holder New Options exercisable for the same number of ordinary shares underlying the eligible options surrendered. In the case of the 2006 Performance Options, the Company will reassign to the option holder New Performance Options to purchase 0.5 ordinary shares for each one ordinary share underlying the eligible options surrendered.  For purposes of calculating the number of New Performance Options to which holders of 2006 Performance Option are entitled, fractional ordinary shares subject to such New Performance Options will be rounded down to the nearest whole number of ordinary shares. (See Section 1 — “Number of Options; Expiration Date”)

Q.6.	When will I receive my new options?

We expect to grant the new options on June 12, 2009, which is the date that this offer expires. We will cancel the existing options accepted for cancellation and grant you new options at 11:59 p.m., Eastern Daylight Time, on the date this offer expires. If the expiration date of the offer is extended, the new option grant date will be similarly extended. As promptly as practicable after the grant date, we will notify you of our acceptance and send you an option agreement. As discussed above, you must be employed by us on the date this offer expires and the new options are granted in order to receive the new options. (See Section 5 — “Acceptance of Options for Cancellation and Grant of New Options”)

Q.7.	What will the exercise price of the new options be?

Pursuant to the 2001 Option Plan, the exercise price of the New Options will be equal to the greater of (1) the closing market price of our ADSs on the NYSE on the first business day immediately preceding the date of grant or (2) the average of the closing market price of the ADSs on the NYSE for each business day during the 30-day period ending on the date of grant.  Pursuant to the 2006 Option Plan, the exercise price of the New Performance Options will be equal to the higher of (1) the arithmetic average of the official market price of our ordinary shares on the MTA during the month ending on the day prior to the date of grant or (2) the official market price of our ordinary shares on the MTA on the trading day immediately preceding the date of grant.  We recommend that you obtain current market quotations for our ordinary shares and/or ADSs, as applicable, before deciding whether to tender your options for cancellation in order to be granted new options. In addition, we will notify you by email to your Company email address of the definitive exercise price of the new options as promptly as practicable following the close of trading on the NYSE on the day on which this offer to reassign expires, but in any event prior to the expiration of the offer. (See “Risks Related to this Offer to Reassign” and Section 8 — “Source and Amount of Consideration; Terms of New Options”)

Q.8.	When will the new options vest?

The New Options will vest on the third anniversary of the date such New Options are granted.

The New Performance Options will become exercisable upon the later of (1) the third anniversary of the date such New Performance Options are granted and (2) such time as the Company has reported on its consolidated financial statements, as the sum of four consecutive fiscal quarters (which need not immediately precede the exercise of the New Performance Options), earnings per share equal to at least U.S. $1.50 (calculated on the basis of the average Euro/U.S. Dollar exchange rate for each of the four relevant quarters).  This performance target remains unchanged from the 2006 Performance Options.  (See Section 8 - “Source and Amount of Consideration; Terms of New Options”)

Q.9.	Will I have to wait longer to purchase ordinary shares under my new options than I would under the options I surrender?

If you surrender options that are fully or partially vested, you could have exercised the vested portion at any time in accordance with their terms if you had not surrendered them.  The New Options will have a different vesting schedule than that applicable to the eligible 2006 Options and 2007 Options, commencing on the date of grant of the new options (see Section 8). Therefore, if you surrender 2006 Options or 2007 Options, you will have to wait longer to purchase ordinary shares under the New Options than you would under the options you surrender.  The New Performance Options will become exercisable upon the later of (1) the third anniversary of the date such New Performance Options are granted and (2) achievement of certain performance targets which are identical to those applicable to the 2006 Performance Options.  Therefore, you may have to wait longer to purchase ordinary shares under the New Performance Options than under the 2006 Performance Options.

In either case, whether you receive New Options or New Performance Options, you risk forfeiting your ability to exercise the new options if you are not employed by us through on both the date on which such new options become exercisable and the date on which you wish to exercise such new options.  (See Section 5 — “Acceptance of Options for Cancellation and Grant of New Options”)

Q.10.	When will the new options expire?

Each New Option will expire on March 31, 2017.  Each New Performance Option will expire nine (9) years from the date of grant.  If you cease to be an employee of Luxottica or one of our subsidiaries, the options will expire earlier. (See Section 8 — “Source and Amount of Consideration; Terms of New Options”)

Q.11.	What will my new option type be for U.S. tax purposes?

All outstanding eligible options are nonqualified stock options for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  Your new options also will be nonqualified stock options. (See Section 13 — “Material U.S. Federal Income Tax Consequences”)

Q.12.

If I elect to tender my current eligible options for cancellation in order to receive new options, do I have to tender all of my current eligible options for cancellation or can I just tender some of them?

If you currently hold options that were issued in only one Option Grant and decide to participate in this offer to reassign, you must surrender all of your eligible options for cancellation and each such option must be surrendered in full.  If you currently hold options that were issued in more than one Option Grant, you may, at your sole discretion, surrender for cancellation eligible options that were issued in one or more Option Grants.  However, if you decide to surrender options that were issued in any particular Option Grant, you must surrender for cancellation all eligible options that were issued in such Option Grant and each such option must be surrendered in full.  For example, if you hold 2006 Options, 2007 Options and 2006 Performance Options, you will be permitted, at your sole discretion, to surrender only 2006 Options and 2006 Performance Options for cancellation in order to be granted New Options and New Performance Options, respectively, and to retain your 2007 Options, provided that you must surrender all of your eligible 2006 Options and 2006 Performance Options in full. (See Section 4 — “Change in Election”)

Q.13.	Can I change my election regarding options I surrender?

Yes, you may change your election and completely withdraw from participation in the offer with respect to a particular Option Grant by delivering a notice of withdrawal to Tom Larson by fax at (513) 492-6915 or by email at tlarson@luxotticaRetail.com at any time before the offer expires. Proper notice of your election must be received by the Company before the offer expires.  You must elect to tender either all or none of your eligible options that were issued in a particular Option Grant. You may not change your election regarding only some of your eligible options that were issued in a particular Option Grant. (See Section 4 — “Change in Election”)

Q.14.	Will I be required to give up all my rights to the surrendered options?

Yes. Once we have accepted options surrendered by you, those options will be canceled and you will no longer have any rights under those options. Subject to our rights to extend, terminate and amend this offer, we will accept for cancellation all eligible options that you properly tender to us prior to the expiration of this offer and that you have not withdrawn provided that you remain employed by us on the date this offer expires and the new options are granted. (See Section 5 — “Acceptance of Options for Cancellation and Grant of New Options”)

Q.15.	What if Luxottica enters into a merger or other similar transaction in which there is a change in control of Luxottica prior to the grant of new options?

We reserve the right to terminate the offer prior to its expiration and our grant of new options upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our ordinary shares or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.  While we are not currently negotiating any transactions that could reasonably be expected to lead to our acquisition, our board of directors has a duty to consider alternatives for maximizing shareholder value.  While unlikely, it is possible that a merger or other similar transaction resulting in a change in control of the Company could be proposed that our shareholders or our board of directors believes is in the best interests of Luxottica and our shareholders.  (See Section 6 — “Conditions of This Offer”)

Q.16.	Will I have to pay income taxes if I have my current eligible options canceled and I am granted new options pursuant to this offer?

We believe that employees who are U.S. citizens or residents of the United States who tender their eligible options for cancellation in order to be granted new options will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the grant. State and local tax consequences may be different.  See Section 13 for further information regarding U.S. income tax consequences.  However, we strongly recommend that you consult with your personal tax and financial advisors with respect to the tax consequences of tendering your options for cancellation in order to be granted new options before deciding whether or not to participate in the offer.  You should consider the local, state, federal and foreign tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances.  Luxottica is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the offer, irrespective of the source of or reason for any such negative consequences.  (See Section 13 — “Material U.S. Federal Income Tax Consequences”)

Q.17.	What happens if I elect not to tender my options pursuant to this offer?

Options that you choose not to tender for cancellation will remain outstanding until they are exercised or expire by their terms. These options will retain their current exercise price and current vesting schedule.

Q.18.	When does this offer expire? Can this offer be extended and, if so, how will I know if it is extended?

This offer will expire on June 12, 2009, at 11:59 p.m., Eastern Daylight Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will give notice of the extension and the new grant date for the new options. (See Section 1 — “Number of Options; Expiration Date”)

Q.19.	What do I need to do to participate in the offer?

To elect to tender your options for cancellation in order to be granted new options, you need to properly complete the election form and deliver it to Tom Larson at or before 11:59 p.m. Eastern Daylight Time, on June 12, 2009. You may deliver your election form to Tom Larson by fax at (513) 492-6915 or by email at tlarson@luxotticaRetail.com.  Your election form must be received by the Company before the offer expires.

If we extend this offer beyond June 12, 2009, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. Subject to our rights to extend, terminate and amend this offer, we will accept for cancellation all eligible options that you elect to tender for cancellation in order to be granted new options upon the expiration of this offer. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.  (See Section 3 — “Procedures for Tendering Options”)

Q.20.	What do we recommend you do in response to this offer?

Although our board of directors has approved this offer, it recognizes that your decision is an individual one based on a variety of factors. As a result, you should consult with your personal legal, financial and tax advisors before deciding whether to tender your eligible options. We are not making any recommendation to you as to whether or not you should tender your current eligible options for cancellation in order to be granted new options pursuant to this offer.

Q.21.	Who can I talk to if I have questions about this offer?

For additional information or assistance, you should contact Tom Larson by telephone at (513) 765-6915 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time, or by email at tlarson@luxotticaRetail.com.

RISKS RELATED TO THIS OFFER TO REASSIGN

Participation in this offer involves a number of risks, including those described below. The information set forth below and contained in Item 3 — “Risk Factors” of our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission, or the SEC, on June 26, 2008, highlights the material risks of participating in this offer and the risks of investing in our ordinary shares, respectively. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports. Eligible employees should carefully consider these risks and are strongly encouraged to consult with legal, financial or tax advisors before deciding whether to tender or not tender options in this offer. In addition, we strongly recommend that you read the rest of these materials before deciding whether to tender your current eligible options for cancellation in order to be granted new options in this offer.

If you tender eligible options for cancellation in order to be granted new options and you cease to be an employee of Luxottica or one of our subsidiaries, subject to certain exceptions, before the new options vest or before you exercise them, you will forfeit your new options.

If you elect to participate in this offer to reassign options, each new option will become exercisable according to a new vesting schedule and, in the case of New Performance Options, the achievement of certain performance targets, as described in this offer, as long as you continue to be an employee of Luxottica or one of our subsidiaries. Subject to certain exceptions that will be set forth in your new option agreement (which include termination other than for cause or resulting from death, retirement or disability), if you cease to be an employee of Luxottica or one of our subsidiaries (including as a result of another company’s acquisition of us), your new options will cease to vest and any unvested new options and vested options that have not yet been exercised will be canceled as of the date you cease to be an employee. Accordingly, if you are granted new options following your tender for cancellation of eligible options and you cease to be an employee of Luxottica or one of our subsidiaries before the new options fully vest or before you exercise new options that have vested, you will forfeit any unvested or unexercised portion of your new options.

Nothing in this offer to reassign should be construed to confer upon you the right to remain an employee of Luxottica or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by us until the grant date for the new options or thereafter.

If the market price of our ADSs or ordinary shares increases after the date you tender your eligible options for cancellation, the new option grants that you receive for them might be worth less than the eligible options.

The per share exercise price of any new option granted to you in return for your surrendered eligible options will, in the case of New Options, be equal to the greater of (1) the closing market price of our ADSs on the NYSE on the first business day immediately preceding the date of grant or (2) the average of the closing market price of the ADSs on the NYSE for each business day during the 30-day period ending on the date of grant and, in the case of New Performance Options, be equal to the higher of (1) the arithmetic average of the official market price of our ordinary shares on the MTA during the month ending on the day prior to the date of grant or (2) the official market price of our ordinary shares on the MTA on the trading day immediately preceding the date of grant.  Before the new option grant date, our ADSs and/or ordinary shares could increase in value and the exercise price of the new options could be higher than the exercise price of eligible options canceled as part of this offer to reassign. In such case, it would be more economically advantageous to keep your eligible options.  Among the factors that could cause our share price to increase or decrease are:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements of innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the status of our intellectual property rights;

•	announcements by third parties of significant claims or proceedings against us;

•	additions or departures of key personnel;

•	future sales of our ordinary shares or ADSs; and

•	stock market prices, competitors’ performances and volume fluctuations.

Tax-Related Risks For U.S. Tax Residents

Under U.S. tax law, the cancellation of eligible options and the grant of new options should not be a taxable event. (See Section 13, “Material U.S. Federal Income Tax Consequences” below.)

If you are a U.S. taxpayer, when you exercise your new options and we issue ordinary shares to you, we will hold back from the total number of ordinary shares to be delivered to you the whole number of shares having a fair market value on the date the shares are delivered as nearly as possible equal to (rounded to the next whole share) our withholding, income, social security and similar tax obligations with respect to the shares, or, alternatively, you may send a check to us to cover withholding.  In the event you elect to exercise your new options through our “cashless exercise” process whereby we sell the underlying shares of your exercised options on your behalf on the date of exercise and pay to you the excess of the sale price of such shares over the exercise price of your options, we will deduct from any sale proceeds to be paid to you any amounts that are required to cover our withholding, income, social security and similar tax obligations with respect to such shares.

You should review Section 13 carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax and financial advisors with respect to the tax consequences relating to your specific circumstances before deciding whether or not to participate in the offer.

If you have been a tax resident of the United States and another country, you should be aware that there may be other income and social insurance tax contribution consequences that may apply to you. We recommend you consult your own tax advisor to discuss these consequences.

You should consider the local tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances. Luxottica is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the offer, irrespective of the source of or reason for any such negative consequences.

Risks Related to Our Business and Ordinary Shares

You should carefully review the risk factors which are incorporated herein by reference to Item 3 — “Risk Factors” of our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, the other information provided in this Offer to Reassign, and the other materials referred to in this Offer to Reassign Share Options that we have filed with the SEC before deciding whether to have your eligible options canceled in order to be granted new options. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering you the opportunity to tender for cancellation all eligible options to purchase ordinary shares of the Company held by you in order to be granted new options. The eligible options are all outstanding options to purchase the Company’s ordinary shares that were issued to U.S. employees of the Company in any of (1) the 2006 Option Grant issued pursuant to the 2001 Option Plan, (2) the 2007 Option Grant issued pursuant to the 2006 Option Plan and (3) the 2006 Performance Option Grant issued pursuant to the 2006 Option Plan. All U.S. employees of Luxottica and its subsidiaries holding eligible options are eligible to participate in this offer.

You will receive grants of new options only if you are employed by us on the date this offer expires and the new options are granted. The new options will be granted on the date that this offer expires.

You might not receive new options if Luxottica enters into a merger or similar transaction in which there is a change of control prior to the grant of the new options.

If you currently hold options that were issued in only one Option Grant and decide to participate in this offer to reassign, you must surrender all of your eligible options for cancellation and each such option must be surrendered in full.  If you currently hold options that were issued in more than one Option Grant, you may, at your sole discretion, surrender for cancellation eligible options that were issued in one or more Option Grants.  However, if you decide to surrender options that were issued in any particular Option Grant, you must surrender for cancellation all eligible options that were issued in such Option Grant and each such option must be surrendered in full.  For example, if you hold 2006 Options, 2007 Options and 2006 Performance Options, you will be permitted, at your sole discretion, to surrender only 2006 Options and 2006 Performance Options for cancellation in order to be granted New Options and New Performance Options, respectively, and to retain your 2007 Options, provided that you must surrender all of your eligible 2006 Options and 2006 Performance Options in full.

Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

In the case of the 2006 Options and the 2007 Options, the Company will reassign to the option holder New Options exercisable for the same number of ordinary shares underlying the eligible options surrendered. In the case of the 2006 Performance Options, the Company will reassign to the option holder New Performance Options to purchase 0.5 ordinary shares for each one ordinary share underlying the eligible options surrendered.  For purposes of calculating the number of New Performance Options to which holders of 2006 Performance Options are entitled, fractional ordinary shares subject to such New Performance Options will be rounded down to the nearest whole number of ordinary shares.  The exact number of eligible option shares that you have now is set forth in the enclosed grant detail report. We will issue all New Options under the 2001 Option Plan, regardless of whether you surrender 2006 Options granted pursuant to the 2001 Option Plan or 2007 Options granted pursuant to the 2006 Option Plan. The New Performance Options will be issued under the 2006 Option Plan.  In addition, we will enter into a new option agreement with you, reflecting the terms of the new options as set forth in this offer.

The new options will vest in accordance with the criteria set forth in Section 8.

The term “expiration date” means 11:59 p.m., Eastern Daylight Time, on June 12, 2009, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term “expiration date” will refer to the latest time and date at which this offer expires.

We will give notice if we decide to take any of the following actions:

•	increase or decrease the number of new options we will grant to you for your tendered options; or

•	change the criteria for determining the options eligible to be canceled and by which new options may be granted in this offer.

If this offer is scheduled to expire within ten business days from the date we give notice of such an increase, decrease or change, we will also extend this offer for a period of ten business days after the date of such notice of an increase, decrease or change.

A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Daylight Time.

2.	PURPOSE OF THIS OFFER.

We are making this offer for compensatory purposes and to enhance the performance-oriented environment we provide for our employees. All of the eligible options, whether or not they are currently exercisable, are, as a result of present market conditions and the financial crisis, currently significantly “underwater,” meaning that they have exercise prices that are significantly higher than the current market price of our ADSs as reported on the NYSE or of our ordinary shares as reported on the MTA, as applicable, which has undermined the performance incentives of these options.  By making this offer we intend to enhance shareholder value by creating better performance incentives for, and thus increasing our retention of, our employees.

Except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary material corporate transaction with a third party, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any subsidiary’s assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any change in the composition of our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our ADSs not being authorized for listing on the NYSE;

•	our ordinary shares or ADSs becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Sections 13 or 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our option plans or otherwise in the ordinary course; or

•	any change to our articles of association or by-laws or other actions which may make it more difficult for any person to acquire control of us.

Neither we nor our board of directors makes any recommendation as to whether or not you should elect to tender your eligible options for cancellation in order to be granted new options, nor have we authorized anyone to make such a recommendation. You are urged to evaluate carefully all of the information in this Offer to Reassign and the related materials that we have delivered to you and to consult your own legal, financial and tax advisors. You must make your own decision whether or not to elect to have your options canceled in order to be granted new options.

3.	PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options. To tender all of your eligible options of a particular Option Grant for cancellation in order to be granted new options, properly complete the election form and deliver the election form, along with any other required documents, to Tom Larson by fax at (513) 492-6915 or by email at tlarson@luxotticaRetail.com. We must receive all of the required documents at or before 11:59 p.m., Eastern Daylight Time, on the expiration date. The expiration date is June 12, 2009, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. If we do extend this offer beyond June 12, 2009, then you must deliver a properly completed election form and other required documentation before the extended expiration date.

The method of delivery of all documents, including election forms and any notices to change your election from “accept” to “reject” or “reject” to “accept” and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Option holders may challenge any determination we make concerning these matters. Only a court of competent jurisdiction can make a decision concerning these matters that will be final and binding upon all persons. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to waive with respect to all option holders any of the conditions of this offer or any defects or irregularities. We cannot make any such waiver for any one person or group of people. We will strictly enforce this offer period, subject only to any extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. By electing to have your options canceled in order to be granted new options under this offer, you accept the terms and conditions of this offer. Our acceptance for cancellation of your tendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. Our promise to grant new options to you upon the expiration of this offer reflects this commitment. Subject to our rights to extend, terminate and amend this offer, we will accept for cancellation all eligible options that you properly tender to us prior to the expiration of this offer and that you have not withdrawn.

4.	CHANGE IN ELECTION.

You may change your election to have your options canceled only by following the procedures described in this section.  If you have tendered all of your eligible options that were issued in a particular Option Grant, you may change your election only by withdrawing all of your tendered options within such Option Grant. You may completely withdraw from participation in the offer with respect to tendered options that were issued in a particular Option Grant by delivering a notice of withdrawal to Tom Larson by fax at (513) 492-6915 or by email at tlarson@luxotticaRetail.com. The notice of withdrawal must be received by the Company before the offer expires.  The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms or, if delivered on the same date, must clearly show that it was sent after the original or subsequent election form.

If you want to re-elect to have your options canceled in order to be granted new options following the submission of a notice of withdrawal, you must deliver a new election form that must be clearly dated after the notice of withdrawal or, if delivered on the same date, that must clearly show that it was sent after the notice of withdrawal. You must elect to have all of your eligible options within a particular Option Grant canceled in order to be granted new options and the new election form must include the information regarding all of your eligible options. Once we receive a new election form submitted by you, your previously submitted notice of withdrawal will be disregarded.

You may submit or resubmit your election or withdraw your tendered options at any time at or before 11:59 p.m., Eastern Daylight Time, on June 12, 2009. If we extend this offer beyond that time, you may submit your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for cancellation on or prior to July 13, 2009, you may withdraw your tendered options at any time after such date until such time that we accept your options.

Neither we nor any other person is obligated to inform you of any defects or irregularities in any election form or notice of withdrawal, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of election forms and notices of withdrawal. Option holders may challenge any determination we make concerning these matters. Only a court of competent jurisdiction can make a decision concerning these matters that will be final and binding upon all persons.

5.	ACCEPTANCE OF OPTIONS FOR CANCELLATION AND GRANT OF NEW OPTIONS.

Subject to our rights to extend, terminate and amend this offer, we will accept upon the expiration of this offer all eligible options that you properly tender to us on or prior to the expiration date that you have not validly withdrawn and we will give notice of our acceptance as promptly as practicable thereafter.

We will not accept a partial tender of an eligible option that was issued in a particular Option Grant. However, you may tender the remaining portion of an eligible option that was issued in a particular Option Grant that you have partially exercised.

For purposes of this offer, we will be deemed to have accepted for cancellation options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for cancellation of such options, which may be by Company-wide mail or email or by issuance of a press release.

All New Options will be granted under the 2001 Option Plan, regardless of whether you surrender 2006 Options granted pursuant to the 2001 Option Plan or 2007 Options granted pursuant to the 2006 Option Plan. All New Performance Options will be granted under the 2006 Option Plan.  As promptly as practicable after the grant date, we will send you an option agreement (in substantially the form filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer), which will be effective from and as of the grant date. By tendering your options in this offer you are agreeing to the terms of such option agreement.

If you are not an employee of Luxottica on the date this offer expires and the new options are granted, then your tendered options will not be accepted for cancellation and will remain outstanding until they are exercised or expire by their terms. In addition, you might not be granted new options if Luxottica enters into a merger or other similar transaction in which there is a change of control of Luxottica prior to the grant of the new options. Participation in the offer does not confer upon you the right to remain in the employment or other service of Luxottica.

6.	CONDITIONS OF THIS OFFER.

We may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

(a)

any action or proceeding by any government agency, authority or tribunal or any other person is threatened (orally or in writing) or instituted or pending before any court, authority, agency or tribunal seeking to enjoin, make illegal or delay completion of this offer, the acquisition of some or all of the tendered options, the issuance of new options, or otherwise relating to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair our ability to create better performance incentives for our employees through this offer;

(b)

any action is threatened (orally or in writing), pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or potentially would:

(i)

make it illegal for us to accept some or all of the tendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

	(ii)	delay or restrict our ability, or render us unable, to accept the tendered options for cancellation or to grant new options for some or all of the tendered options;

	(iii)	materially impair our ability to create better performance incentives for our employees through this offer; or

	(iv)	materially and adversely affect our business, condition, financial or other, income, operations or prospects;

(c)	any general suspension of trading in, or limitation on prices for, securities on any U.S. or Italian national securities exchange or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Italy, whether or not mandatory;

(e)

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

(f)

the commencement of a war, armed hostilities or other international or national crisis involving or impacting the United States or Italy, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer;

(g)	any significant and adverse change in the market price of our ordinary shares or ADSs or any change in the general political, market,

economic or financial conditions in the United States, Italy or elsewhere that could, in our reasonable judgment, have a material and adverse effect on the business condition (financial or otherwise), operation or prospects of the Company or its subsidiaries or on the trading in the Company’s ordinary shares or ADSs;

(h)

any change in the general political, market, economic or financial conditions in the United States, Italy or elsewhere that could, in our reasonable judgment, have a material and adverse effect on the business, condition (financial or otherwise), operation or prospects of the Company or its subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

(i)	in the case of any of the foregoing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(j)	another person publicly makes or proposes a tender or exchange offer for some or all of our ordinary shares or ADSs, or an offer to merge with or acquire us.

The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. If a condition is triggered, we will notify option holders as soon as practicable whether we have waived an offer condition. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Option holders may challenge any determination we make concerning the events described in this section. Only a court of competent jurisdiction can make a decision concerning the events described in this section that will be final and binding upon all persons.

7.	PRICE RANGE OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES.

Our ADSs are listed on the NYSE and our ordinary shares are listed on the MTA, both under the symbol “LUX”. The following table sets forth, for the periods indicated, the high and low closing prices of our ADSs on the NYSE and the high and low official market prices of our ordinary shares on the MTA:

	NYSE		MTA
	High	Low	High	Low

2006
First Quarter	$29.05	$24.90	€24.12	€20.37
Second Quarter	$30.54	$24.36	€24.19	€19.30
Third Quarter	$29.47	$25.32	€23.25	€20.15
Fourth Quarter	$31.39	$29.31	€24.46	€22.53

2007
First Quarter	$32.81	$29.70	€24.92	€22.72
Second Quarter	$38.64	$32.00	€28.78	€23.91
Third Quarter	$39.38	$33.02	€28.79	€23.87
Fourth Quarter	$37.19	$30.84	€26.35	€21.33

2008
First Quarter	$30.92	$23.15	€21.15	€14.80
Second Quarter	$29.62	$23.33	€19.40	€14.90
Third Quarter	$27.06	$21.94	€18.59	€13.80
Fourth Quarter	$22.50	$15.98	€16.70	€12.67

2009
First Quarter	$18.60	$11.88	€13.49	€9.61

On May 14, 2009, the closing price of our ADSs as reported by the NYSE was $20.81 per ADS, and the official market price of our ordinary shares as reported by the MTA was €15.27 per share.

The price of our ADSs and ordinary shares has been, and in the future may be, highly volatile. The trading price of our ADSs and ordinary shares has fluctuated widely recently and is expected to continue to do so in the near future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain current market quotations for our ordinary shares and/or ADSs, as applicable, before deciding whether to elect to tender any of your eligible options.  In any case, we will notify you by email to your Company email address of the definitive exercise price of the new options as promptly as practicable following the close of trading on the NYSE on the day on which this offer to reassign expires, but in any event prior to the expiration of the offer.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. In the case of the 2006 Options and the 2007 Options, the Company will reassign to the option holder New Options exercisable for the same number of ordinary shares underlying the eligible options surrendered. In the case of the 2006 Performance Options, the Company will reassign to the option holder New Performance Options to purchase 0.5 ordinary shares for each one ordinary share underlying the eligible options surrendered.  For purposes of calculating the number of New Performance Options to which holders of 2006 Performance Options are entitled, fractional ordinary shares subject to such New Performance Options will be rounded down to the nearest whole number of ordinary shares.

The New Options will vest on the third anniversary of the date such New Options are granted.

The New Performance Options will become exercisable upon the later of (1) the third anniversary of the date such New Performance Options are granted and (2) such time as the Company has reported on its consolidated financial statements, as the sum of four consecutive fiscal quarters (which need not immediately precede the exercise of the New Performance Options), earnings per share equal to at least U.S. $1.50 (calculated on the basis of the average Euro/U.S. Dollar exchange rate for each of the four relevant quarters).  This performance target remains unchanged from the 2006 Performance Options.

Pursuant to the 2001 Option Plan, the exercise price of the New Options will be equal to the greater of (1) the closing market price of our ADSs on the NYSE on the first business day immediately preceding the date of grant or (2) the average of the closing market price of the ADSs on the NYSE for each business day during the 30-day period ending on the date of grant.  Pursuant to the 2006 Option Plan, the exercise price of the New Performance Options will be equal to the higher of (1) the arithmetic average of the official market price of our ordinary shares on the MTA during the month ending on the day prior to the date of grant or (2) the official market price of our ordinary shares on the MTA on the trading day immediately preceding the date of grant.  In either case, we will notify you by email to your Company email address of the definitive exercise price of the new options as promptly as practicable following the close of trading on the NYSE on the day on which this offer to reassign expires, but in any event prior to the expiration of the offer.

Of the 3,740,000 ordinary shares covered by this Offer, 395,000 are the subject of options issued pursuant to the 2006 option grant under the 2001 Option Plan, 445,000 are the subject of options issued pursuant to the 2007 option grant under the 2006 Option Plan and 2,900,000 are the subject of options issued pursuant to the 2006 Performance Grant under the 2006 Option Plan.  Since each 2006 Option and each 2007 Option that is surrendered for cancellation will be reassigned new options to purchase a number of ordinary shares determined at a ratio of 1:1 and each 2006 Performance Option that is surrendered for cancellation will be reassigned new options to purchase a number of ordinary shares determined at a ratio of 1:0.5, if all eligible options are surrendered in this offer to reassign, we would grant new options to purchase an aggregate of 2,290,000 ordinary shares. The number of additional ordinary shares required to be available under the 2001 Option Plan for purposes of this offer is 445,000, which represents the maximum number of ordinary shares subject to options issued under the 2006 Option Plan which are eligible to be canceled for options to be granted under the 2001 Option Plan.  As of May 14, 2009, there are 717,500 ordinary shares available for issuance under the 2001 Option Plan.  The 395,000 ordinary shares subject to options issued under the 2001 Option Plan, when surrendered and canceled for a grant of new options, will have no net effect on the number of available ordinary shares available under the 2001 Option Plan.  The number of ordinary shares required to be available under the 2006 Option Plan for purposes of this offer is 1,450,000, which represents 50% of 2,900,000 ordinary shares, which is the maximum number of ordinary shares subject to the 2006 Performance Options.  As of May 14, 2009, there are 3,957,000 ordinary shares available for issuance under the 2006 Option Plan.  The 2,900,000 ordinary shares subject to the 2006 Performance Options, when surrendered and canceled for a grant of new options, will increase the number of ordinary shares available under the 2006 Option Plan by 1,450,000 as a result of the exchange ratio.

Terms of New Options. We will issue all New Options under the 2001 Option Plan, regardless of whether you surrender 2006 Options granted pursuant to the 2001 Option Plan or 2007 Options granted pursuant to the 2006 Option Plan. The New Performance Options will be issued under the 2006 Option Plan.  As promptly as practicable after the grant date, we will send you an option agreement.  We will enter into a new option agreement with each option holder who elects to have his or her current eligible options canceled in order to be granted new options in this offer. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

The following descriptions of the 2001 Option Plan, the 2006 Option Plan and the form of the new option agreement are summaries and are not complete. Complete information about the option plans and the new options is included in the option plans and the form of the new option agreement to be entered into between you and us. The 2001 Option Plan, the 2006 Option Plan and the form of the new stock option agreement will be filed with the SEC as exhibits to the Schedule TO that will be filed in connection with this offer. Please contact Tom Larson by telephone at (513) 765-6915 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time, or by email at tlarson@luxotticaRetail.com to request copies of either or both of the option plans and the form of the new option agreement. We will provide copies as promptly as practicable and at our expense.

    •         General. Each of the option plans authorizes the grant of options to key employees of the Company and its subsidiaries. The 2001 Option Plan initially authorized the issuance thereunder of up to 11,000,000 ordinary shares and the 2006 Option Plan initially authorized the issuance thereunder of up to 20,000,000 ordinary shares.  In addition, under both option plans, subject to sufficiency of our authorized share capital, our board of directors is authorized to approve an increase or decrease in the maximum number of ordinary shares subject to options under the plans and the exercise price with respect to options upon the occurrence of certain events which, in the board’s discretion, warrant such adjustment.

    •         Type of Options. Awards under each of the option plans may, but need not, be granted in the form of incentive stock options as provided in Section 422 of the Code and nonqualified stock options, which are options that do not qualify as incentive stock options.

        New options that are issued under either option plan to those eligible employees who are U.S. citizens or residents of the United States may be issued: (i) as incentive stock options, to the extent permitted by the Code, as a reassignment for eligible options that were incentive stock options; and (ii) as nonqualified stock options, as a reassignment for eligible options that were nonqualified stock options, as well as new options exceeding the permissible limit of incentive stock options under the Code.

    •         Plan Administration. Our board of directors administers each of the option plans. Subject to the provisions of the 2001 Option Plan or the 2006 Option Plan, as applicable, and applicable law, the board of directors has the authority to determine:

•	the persons to whom awards are granted;

•

the form, terms and conditions of the written option agreement evidencing the option (which need not be identical among option recipients), including the type of option and the number of shares to which it pertains, the exercise price, option term, vesting schedule and exercisability of the option in special cases (such as death, retirement, disability and change of control); and

•	the form and provisions of the notice of exercise and payment upon exercise of the option.

Subject to the provisions of the 2001 Option Plan or the 2006 Option Plan, as applicable, and applicable law, our board of directors has the authority to:

•

subject to availability under approved capital increases of shares reserved for stock option plans, adjust the maximum number of ordinary shares subject to options under the plan and the exercise price with respect to options to give effect to any increase or decrease in the number of issued ordinary shares resulting from a subdivision or consolidation whether through reorganization, recapitalization, stock split, reverse stock split, spin-off, split-off, spin-out, or other distribution of assets to stockholders, stock distributions or combination of shares, assumption and conversion of outstanding options due to an acquisition by the Company of the stock or assets of any other corporation, payment of stock dividends, other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the board determines an adjustment is appropriate;

•	interpret the provisions of the 2001 Option Plan or the 2006 Option Plan, as applicable; and

•	terminate, suspend or modify the 2001 Option Plan or the 2006 Option Plan, as applicable, or any award thereunder as it may deem necessary or advisable, without the authorization of shareholders to the extent allowed by applicable law, provided that the board of directors may not, without the consent of the optionee, terminate, suspend or modify the 2001 Option Plan or the 2006 Option Plan, as applicable, or any award thereunder in a manner that adversely affects any rights of such optionee under any award previously granted.

    •         Exercise Price. Under the 2001 Option Plan, the option exercise price per share may not be less than the greater of (1) the closing market price of our ADSs on the NYSE on the first business day immediately preceding the date of grant or (2) the average of the closing market price of the ADSs on the NYSE for each business day during the 30-day period ending on the date of grant.

Under the 2006 Option Plan, the option exercise price per share shall be the fair market value of an ordinary share on the date of grant, which, for U.S. employees, is defined as the higher of (1) the arithmetic average of the official market price of our ordinary shares on the MTA during the month ending on the day prior to the date of grant or (2) the official market price of our ordinary shares on the MTA on the trading day immediately preceding the date of grant.

Notwithstanding the foregoing exercise price calculations, in the case of an award of an incentive stock option under either option plan made to a participant who owns more than 10% of the combined voting power of all classes of stock of the Company or any of its subsidiaries, the option exercise price per share may not be less than 110% of the fair market value of such share on the grant date.

    •         Option Period. Under each of the option plans, an option may not be exercisable after the expiration of nine years from the date of its award, and in the case of an award of incentive stock options made to a 10% owner, such options may not be exercisable after the expiration of five years from its date of award. No option under either of the plans may be exercised after the expiration of its term. In any event, the term for options under the 2001 Option Plan may not extend beyond March 31, 2017, and the term for options under the 2006 Option Plan may not extend beyond June 14, 2021.

    •         Vesting and Exercise. The board of directors has the authority to determine the time or times at which options granted under each of the option plans may be exercised.

    •         Conversion of Ordinary Shares to ADSs.  The Company, at the request of a holder of options, will arrange for the conversion of ordinary shares issued pursuant to an exercise of New Options or New Performance Options, as the case may be, into ADSs representing an equal number of such ordinary shares as soon as reasonably practicable after the exercise of such options.

    •         Non-Transferability of Options. Unless the Company otherwise consents in writing in its sole and absolute discretion, options granted under each of the option plans are not assignable or transferable by the optionee, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee or his or her guardian or legal representative.

    •         Plan Amendment and Termination. The board of directors may at any time terminate, suspend or modify each of the option plans, without the authorization of shareholders to the extent allowed by applicable law.  Except as set forth in each of the option plans, the board of directors may not, without the consent of the optionee, terminate, suspend or modify the relevant option plan in a manner that adversely affects any rights of such optionee under any award previously granted.

    •         Termination of Options.  Unless otherwise provided in your stock option agreement, in the event your employment with us is terminated, any new options issued under either of the option plans that have not been exercised as of your employment termination date, whether vested or unvested, shall be terminated as of such date. In addition, in no event will a new option be exercisable after its expiration date.

    •        Change in Control. Under each of the option plans, upon a change in control of the Company, new options granted that have not previously expired or been exercised will become immediately exercisable as of the date of such change in control. A change in control shall be deemed to have occurred when, as a result of any transaction involving the sale of all of the assets of the Company or the sale of any stock of the Company or of any entity that directly or indirectly holds any stock of the Company, neither Leonardo Del Vecchio, nor any member of his family, nor any trust or other entity for the benefit of such person, nor any combination of such persons or entities, shall hold, directly or indirectly, the right to elect a majority of the members of the board of directors of the Company, or, if another corporation or entity then holds the assets of the Company, the right to elect a majority of the directors of such corporation or the power to direct the management of such other entity.  Notwithstanding the foregoing, a change in control shall not be deemed to have occurred upon or by virtue of the making or consummation of any public offering of any debt or equity securities of the Company or of any entity that directly or indirectly holds any beneficial interest in any stock of the Company.

    •         Tax Consequences. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the cancellation of eligible options in order to be granted new options pursuant to this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

    •         Registration of Option Shares. All of our ordinary shares issuable upon exercise of options under the 2001 Option Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC, and, should you request for your ordinary shares to be converted to ADSs, such ADSs have been registered on Form F-6 filed with the SEC. Unless you are considered an “affiliate” of Luxottica, upon exercise of your new options, you will be able to sell the underlying ordinary shares (or, if applicable, ADSs requested in exchange for ordinary shares) free of any transfer restrictions under applicable securities laws.

9.	INFORMATION ABOUT LUXOTTICA; SUMMARY FINANCIAL INFORMATION.

General. Our principal executive offices are located at Via C. Cantù 2, 20123 Milan, Italy, and the telephone number at that address is +39 02 863341. Our ADSs are listed on the NYSE under the symbol “LUX” and our ordinary shares are traded on the MTA under the same symbol.

We are a global leader in premium fashion, luxury and sports eyewear, with over 6,250 optical and sun retail stores in North America, Asia-Pacific, China, South Africa and Europe and a strong and well-balanced brand portfolio. Our key house brands include Ray-Ban, the best known sun eyewear brand in the world, Oakley, Vogue, Persol, Oliver Peoples, Arnette and REVO, while license brands include Bvlgari, Burberry, Chanel, Dolce & Gabbana, Donna Karan, Polo Ralph Lauren, Prada, Salvatore Ferragamo, Tiffany and Versace. In addition to a global wholesale network covering 130 countries, we manage leading retail brands such as LensCrafters and Pearle Vision in North America,

OPSM and Laubman & Pank in Australasia, LensCrafters in Greater China and Sunglass Hut globally. Luxottica’s products are designed and manufactured in six Italy-based manufacturing plants, two wholly owned plants in China and a sports sunglasses production facility in California. In 2008, we posted consolidated net sales of €5.2 billion.

For more information about us, please refer to our Annual Report on Form 20-F for the year ended December 31, 2007 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to elect to have your eligible options canceled in order to be granted new options under this offer. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC, including filings that contain our consolidated financial statements, and how to obtain copies of or otherwise review such filings.

Additional information about the Company is available on our website at www.luxottica.com. Information contained on the website is not incorporated by reference in, or made part of, this Offer to Reassign Share Options or our other filings with or reports furnished to the SEC.

Financial Information. Set forth below is a summary of the Company’s financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included on pages F-1 through F-51 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on June 26, 2008, and on pages 51 through 99 of the Company’s annual report distributed to shareholders for the fiscal year ended December 31, 2008, furnished to the SEC on Form 6-K on May 12, 2009.

The selected consolidated statement of operations data for the years ended December 31, 2006 and 2007, and the selected consolidated balance sheet data as of December 31, 2006 and 2007, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 20-F for the year ended December 31, 2007. The selected consolidated statement of operations data for the year ended December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2008 are derived from our audited consolidated financial statements included in our annual report distributed to shareholders for the fiscal year ended December 31, 2008.

SUMMARY FINANCIAL INFORMATION

Consolidated Statement of Income:

	Year Ended December 31,
	2008	2007	2006
	(in thousands of Euro, except per share data)

NET SALES	€5,201,611	€4,966,054	€4,676,156

GROSS PROFIT	3,456,705	3,390,436	3,188,456

INCOME FROM OPERATIONS	749,763	833,313	755,987

NET INCOME FROM CONTINUING OPERATIONS	379,722	492,204	430,705

NET INCOME	379,722	492,204	424,286

EARNINGS PER SHARE: BASIC
Continuing operations	€0.83	€1.08	€0.95
Net income	0.83	1.08	0.94

EARNINGS PER SHARE: DILUTED
Continuing operations	0.83	1.07	0.94
Net income	0.83	1.07	0.93

The following table sets forth our “Fixed Charge Coverage Ratio” for the periods specified:

	Year ended December 31,
	2008	2007	2006
Fixed Charge Coverage Ratio	6.77x	10.63x	12.34x

The Fixed Charge Coverage Ratio is computed by dividing earnings by total fixed charges. For the purposes of computing the Fixed Charge Coverage Ratio, earnings consist of income before provision for income taxes, interest expense, depreciation expense, amortization expense and rent expense for the four fiscal quarters most recently ended. Fixed charges consist of the sum of total interest expense and rent expense for the four fiscal quarters most recently ended.

Consolidated Balance Sheet Data:

	At December 31,
	2008	2007	2006
	(in thousands of Euro, except per share data)

CURRENT ASSETS	€1,940,575	€1,910,597	€1,493,464

PROPERTY, PLANT AND EQUIPMENT - net	1,170,698	1,057,782	787,201

OTHER ASSETS	4,193,952	4,188,887	2,688,213

CURRENT LIABILITIES	1,557,255	2,159,229	1,425,277

LONG-TERM DEBT	2,519,289	1,926,523	959,735

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	47,328	41,097	30,371

SHAREHOLDERS’ EQUITY	2,506,593	2,495,158	2,215,849

Book value per share	5.49	5.47	4.88

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

For information with respect to the beneficial ownership of our ordinary shares or ADSs by those directors and executive officers who were beneficial owners of our ordinary shares or ADSs as of December 31, 2007, please refer to the information incorporated by reference herein to Item 6 — “Share Ownership” of our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on June 26, 2008.

Other than transactions in the ordinary course under our stock option plans with persons who are neither executive officers nor directors of Luxottica or its subsidiaries, neither Luxottica or its subsidiaries nor, to the best of our knowledge and based on transactions which have been publicly reported, our executive officers, directors or affiliates, have effected transactions in options to purchase our ordinary shares or ADSs that are the subject of this offer to reassign during the past 60 days.

Except as described in this Offer to Reassign Share Options and in our Annual Report on Form 20-F for the year ended December 31, 2007, and other than outstanding options and other awards granted from time to time to certain employees (including executive officers) and our directors under our stock option plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

Eligible options that we accept for cancellation in order to grant new options pursuant to this offer to reassign will be canceled upon the expiration of the offer.

Effective with our fiscal year commencing on January 1, 2006, we have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R, on accounting for share-based payments, which requires recognition of expense for stock option grants based on their estimated fair value as of the date of grant. Under SFAS No. 123R, to the extent the fair value of each award granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the options in accordance with the requirements of SFAS No. 123R. In the event that any of the new options are forfeited prior to their settlement due to termination of employment, the expense for the forfeited options will be reversed and will not be recognized.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the cancellation of options surrendered to us and the grant of the new options. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our obligations under this offer to accept tendered eligible options and to issue the new options is subject to conditions, including the conditions described in Section 6 of this offer.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the cancellation of eligible options and the grant of the new options under this offer as applicable to our employees in the United States. This discussion is based on the now applicable provisions of the Code and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, but, rather, is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that this section does not address any state or local tax consequences.  You are advised to review the disclosures below and to seek appropriate professional advice to determine the specific tax considerations and tax consequences relevant to your participation in this offer, as well as any other U.S. federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to reassign. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. ALL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF TAX LAWS.

We believe that eligible participants who are U.S. citizens or residents of the United States who elect to have eligible options canceled in order to be granted new options will not be required to recognize income for U.S. federal income tax purposes at the time of the grant. We believe that the cancellation of existing options and grant of new options will be treated as a non-taxable exchange for U.S. federal income tax purposes.

New options issued as a reassignment for eligible options will be nonqualified stock options.  An employee who receives a nonqualified stock option will not recognize any taxable income upon the grant of such nonqualified stock option. However, the employee generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the ordinary shares at the time of exercise over the exercise price. The ordinary income recognized with respect to the exercise of a nonqualified stock option will be subject to both wage tax withholding and other employment taxes.

The tax basis of any share received upon the exercise of a new option that is a nonqualified stock option will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share, the employee will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An employee’s capital gains holding period for federal income tax purposes for such share will commence on the date following the date of exercise of the option.

Luxottica generally will be entitled to a tax deduction in an amount equal to the amount of income, taxable as ordinary income, recognized by the employee as a result of the exercise of a nonqualified stock option in the year of recognition by the employee.

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may at any time and from time to time extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we will give notice of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after we terminate or withdraw this offer.

We may amend this offer at any time by giving notice of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be made promptly in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will promptly notify you of the change. If this offer is scheduled to expire within ten business days from the date we give notice of an increase or decrease of what we will give you in connection with the cancellation of your options or in the criteria for determining the options eligible to be canceled in this offer, we will also extend this offer for a period of ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to elect to tender their eligible options under this offer.

16.	ADDITIONAL INFORMATION.

This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your eligible options:

(a)	our Annual Report on Form 20-F for the year ended December 31, 2007, filed with the SEC on June 26, 2008;

(b)	our annual report distributed to shareholders for the fiscal year ended December 31, 2008, furnished to the SEC on Form 6-K on May 12, 2009; and

(c)	the description of our ADSs set forth in our Registration Statement on Form F-6, filed with the SEC on March 29, 2006.

These filings, our other annual reports, reports of foreign private issuer on Form 6-K and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our website at www.luxottica.com.

In addition, these materials may be read at our offices located at Via C. Cantù 2, 20123 Milan, Italy.

We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to Tom Larson by telephone at (513) 765-6915 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time, or by email at tlarson@luxotticaRetail.com.

As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.